The Herzfeld Caribbean Basin Fund, Inc. SC TO I

Ex-Filing Fees

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

The Herzfeld Caribbean Basin Fund, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$5,515,244.56	(1)	$0.0001476	$814.05	(2)
Fees Previously Paid	—			—
Total Transaction Valuation	$5,515,244.56	(1)
Total Fees Due for Filing				$814.05	(2)
Total Fee Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$814.05	(2)

(1)Calculated as the aggregate maximum purchase price for common shares of beneficial interest, based upon the net asset value per share as of February 9, 2024, of $3.28. This amount is based upon the offer to purchase up to 1,681,477 common shares of beneficial interest, par value $0.001 per share, of The Herzfeld Caribbean Basin Fund, Inc.

(2)Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation, pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.